TERMS AND CONDITIONS OF
2022 PERFORMANCE-VESTING
RESTRICTED STOCK UNIT AWARD

This Performance-Vesting Restricted Stock Unit Award is made and entered into as of the award date set forth on the Award Agreement cover page attached hereto (the “Award Date”) by and between S&P Global Inc., a New York corporation (“S&P Global” or the “Company”) and the employee named on the Award Agreement cover page (the “Participant” or "you").
WHEREAS, the Company has adopted the S&P Global Inc. 2019 Stock Incentive Plan, as amended and restated (the “Plan”), pursuant to which awards of Performance-Vesting Restricted Stock Units (the “Units”) may be granted to eligible employees of the Company and its Subsidiaries and affiliates (the “Company Group”);
WHEREAS, the Board of Directors of the Company (the “Board”) has designated the Compensation and Leadership Development Committee of the Board (the “Committee”) to administer the Plan;
WHEREAS, the Committee has determined that the Participant should be granted a one-time “Founders Grant” to incentivize the achievement of annual run-rate cost synergies previously announced to shareholders in connection with the Company’s acquisition of IHS Markit Ltd. (“IHS Markit”) pursuant to the Agreement and Plan of Merger, dated as of November 29, 2020, as amended on January 20, 2021, by and among IHS Markit, S&P Global and Sapphire Subsidiary, Ltd. (the “Merger Agreement”);
WHEREAS, the Committee has determined that the Participant’s one-time Founders Grant should be delivered in the form of a Performance-Vesting Restricted Stock Unit Award (the “Award”) under the Plan for the number of Units as specified on the Award Agreement cover page, subject to continued employment and achievement of the performance-based vesting conditions set forth below in these Terms and Conditions; and
WHEREAS, the Participant is accepting the Award subject to the Terms and Conditions set forth below.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Award. The grant of this Award is subject to the Terms and Conditions hereinafter set forth with respect to the Units covered by this Award. Payment will be made in the number of shares of Stock corresponding to the number of Units vested hereunder, with each Unit corresponding to one share of Stock. For purposes of this Award, “Award Period” means the three-year performance period commencing on the closing date of the acquisition by the Company of IHS Markit and its direct and indirect subsidiaries (the “Closing Date”) and ending on the three-year anniversary of the Closing Date.
Upon grant of the Award, no stock or other certificate representing said Units or the shares of Stock represented thereby will be issued to or registered in the name of the Participant. The ultimate receipt of the shares of Stock by the Participant is contingent upon achievement of the performance-vesting conditions established by the Committee and the Participant’s continued employment with the Company Group through the end of the Award Period as further set forth herein.
The Participant does not have an absolute right to receive a fixed or determinable amount either at the inception or expiration of the Award Period.
2.Award Acceptance. To be entitled to any payment under this Award, the Participant acknowledges and agrees that the Participant must accept and thereby agree to comply with the provisions of the Plan and the “Award Agreement,” which includes the Award Agreement cover page and these Terms and Conditions, including all applicable addenda which are incorporated herein and constitute a material and integral part of these Terms and Conditions:
(a)Post-Employment Obligations for Protection of Company Interests. The Participant acknowledges and agrees that additional terms and conditions set forth in the Agreement applicable to the Participant in Attachment A (the “S&P Global Agreements for the Protection of Company Interests”), which is the one that applies to the country or Commonwealth in which the Participant is employed at the time the Participant accepts the Award, are hereby incorporated into, and are part of, the Terms and Conditions for the Award.
The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment A, and that, by accepting these Terms and Conditions in consideration of the Award, the Participant is accepting the terms in the applicable section of Attachment A, including all non-competition, non-solicitation of clients, non-solicitation of employees and confidentiality provisions therein.

(b)Non-US Country Addendum. By accepting these Terms and Conditions, and notwithstanding any provisions to the contrary herein, the Participant further acknowledges and agrees that the Award shall also be subject to any other special terms and conditions applicable to the Participant’s country of residence (and country of employment, if different) set forth in Attachment B (the “Non-U.S. Country Addendum”), which are hereby incorporated into, and are part of, the Terms and Conditions for the Award with respect to any Participant who resides and/or works in a country located outside the United States (a “Non-U.S. Participant”). Moreover, if the Participant transfers his or her residence and/or work location to another country reflected in Attachment B after the Award Date, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award or the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).
The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment B, and that, by accepting these Terms and Conditions in consideration of the Award, the Participant is accepting the terms in the applicable section of Attachment B.
3.Time Period to Accept Award. The Participant acknowledges and agrees that the Participant has up to ninety (90) days to accept these Terms and Conditions from the date the Terms and Conditions are first made available to the Participant on the website maintained by the Company’s equity administrator (the “Website”). The Participant further acknowledges and agrees that failure to timely accept these Terms and Conditions during the 90-day acceptance period will result in the forfeiture of this Award in its entirety and without exception effective immediately.
4.Electronic Delivery and Participation. The Participant acknowledges and agrees that he or she is accepting the Award by electronic means and that such electronic acceptance constitutes the Participant’s agreement to be bound by these Terms and Conditions, including all provisions of the addenda set forth in Attachments A and B applicable to the Participant. By accepting the Award, the Participant consents to receive any documents related to participation in the Plan and the Award by electronic delivery and to participate in the Plan through an on-line or electronic system, including the Website, established and maintained by the Company or another third party designated by the Company. The Participant also acknowledges that as of the Award Date, the Terms and Conditions set forth the entire understanding between the Participant and the Company regarding the Participant’s acquisition of the Units and any underlying shares of Stock and supersede all prior oral and written agreements on that subject, with the exception of Awards previously granted and delivered to Participant under the Plan.
5.Performance-Vesting Conditions.
(a)Synergy Goal. The achievement of this Award shall be contingent on the attainment by the Company of target annual run-rate cost synergies of $480 million by the end of the Award Period (the “Synergy Goal”), as established prior to the grant of the Award by the Committee. Subject to any adjustments made by the Committee after the Award Date pursuant to Section 5(b), the Synergy Goal shall govern the determination of the Units earned and payable hereunder subject to and in accordance with the other terms of this Award. If the annual run-rate cost synergies achieved by the Company by the end of the Award Period are equal to (or are greater than) 100% of the target Synergy Goal, the Participant shall earn 100% of the Units, subject to the Participant’s continued employment with the Company Group through the Award Period as further set forth herein. If the annual run-rate cost synergies achieved by the Company by the end of the Award Period are less than 100% of the target Synergy Goal, all Units shall be forfeited by the Participant.
(b)Committee Discretion to Adjust. The Synergy Goal referred to in Section 5(a) is the target for annual run-rate cost synergies, driven by opportunities for operating efficiency, integrating corporate functions, optimizing real estate and eliminating other duplicative costs, projected to be achieved in connection with the merger with IHS Markit, expressed as a dollar amount approved by the Committee for the Award Period. The Committee may adjust the target Synergy Goal after the Award Date in the manner that the Committee determines to be appropriate to take into account facts and circumstances occurring after the Award Date. Achievement of the target Synergy Goal shall be calculated by the Company and approved by the Committee at the end of the Award Period, as adjusted in the manner that the Committee determines to be appropriate to exclude some or all of one or more items of income or expense. The decision by the Committee to adjust or not to adjust the target Synergy Goal or the Committee’s determination of the level of achievement of the Synergy Goal shall be final and binding on the Participant and all other interested persons and may have the effect of increasing or decreasing the amount payable to the Participant pursuant to this Award.
6.Time-Based Vesting Restrictions. In addition to the performance-vesting conditions set forth in Section 5, the Units covered by this Award shall be subject to time-based vesting restrictions requiring the Participant’s continued employment with a member of the Company Group through the end of the Award Period. If the Participant remains employed by a member of the Company Group through the end of the Award Period, the time-based vesting restrictions on the Units covered by this Award shall lapse and such Units shall be deemed earned in accordance with the performance-vesting conditions in Section 5 as of the last date of the Award Period (the “Maturity Date”).
7.Distribution Following Maturity Date. The Units earned as of the Maturity Date in accordance with the performance-vesting conditions and time-based vesting restrictions set forth in Sections 5 and 6 shall be paid to the Participant on the date after the Maturity Date and prior to March 15th of the first calendar year following the Maturity Date that is specified by the Committee for the settlement of the Award (the “Payment Date”). The Units payable to the Participant shall be converted into shares of Stock on the Payment Date and such shares shall be delivered to the Participant on the Payment Date.
8.Termination of Employment Prior to Maturity Date.
(a)Pro Rata Award Opportunity in Certain Circumstances. In the event of the termination of the Participant’s employment by the Company or other member of the Company Group other than for Cause prior to the Maturity Date, the Participant shall be eligible to receive payment of a pro rata portion of this Award, with the approval of the Committee or its delegate, if the performance-vesting conditions set forth in Section 5 are satisfied as of the Maturity Date; provided, however, that in the case of a termination by the Company or other member of the Company Group other than for Cause, payment of a pro rata portion of this Award shall be subject to the Participant’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company and its Subsidiaries and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release.

In the event of the Participant’s termination of employment with the Company Group for any other reason, including due to (i) Normal Retirement, Early Retirement, Disability (each as defined under the retirement or disability plans applicable to the Participant) or death; (ii) the Participant’s voluntarily resignation from his or her employment with the Company Group; or (iii) the Participant’s involuntarily termination by the Company or other member of the Company Group for Cause prior to the Maturity Date, the Participant shall forfeit the right to any payment under this Award.
(b)Determination of Pro Rata Award. The pro rata portion of the Award to be received by the Participant, with the approval of the Committee or its delegate, in connection with a termination by the Company or other member of the Company Group other than for Cause, shall be determined: (X) first, by multiplying the number of Units by a fraction, the numerator of which is the number of full calendar days during the Award Period during which the Participant was employed plus the number of full calendar days during the Award Period during which the Participant receives Separation Pay, as defined in the severance program in which the Participant participates, and the denominator of which is the number of full calendar days occurring during the entire Award Period; (Y) second, by measuring the Company’s achievement of annual run-rate cost synergies as of the Maturity Date; and (Z) by awarding 100% of the number of Units determined in (X), if the annual run-rate cost synergies calculated in (Y) achieve the target Synergy Goal established for the Award, subject to the provisions of Section 5 hereof.
(c)Timing of Distribution of Pro Rata Award. In the event of the termination of the Participant’s employment by the Company or other member of the Company Group other than for Cause with the approval of the Committee or its delegate, the Participant’s pro rata portion of the Award (if any) determined to have been earned pursuant to Sections 5 and 8 herein shall be delivered to the Participant on the Payment Date. For the avoidance of doubt, if the Participant does not execute a Release or a Release does not become effective and irrevocable in its entirety prior to the expiration of the time specified in the Release, the Participant shall not be entitled to any payments pursuant to this Section 8.
9.Change in Control. In the event of a Change in Control, as that term is defined under Section 11 of the Plan, prior to the Maturity Date of the Award, to the extent the successor company (or a subsidiary or parent thereof) does not assume or provide a substitute for the Award on substantially the same terms and conditions (except that the performance-vesting condition in Section 5 shall be deemed to have been satisfied in full as of the date of such Change in Control), the Award shall become unrestricted and fully vested and the Units that become so vested shall be distributed pursuant to Section 7 on the regularly scheduled Payment Date. To the extent the successor company (or a subsidiary or parent thereof) assumes or provides a substitute for the Award on substantially the same terms and conditions, the performance-vesting conditions in Section 5 shall be deemed to have been satisfied in full as of the date of such Change in Control and the existing time-based vesting schedule set forth in Section 6 shall continue to apply; provided, however, that, if within twenty-four (24) months following the date of a Change in Control, the Participant’s employment with the Company Group or successor company (or a subsidiary or parent thereof), as applicable, is terminated without Cause, the Award shall become unrestricted and fully vested and distributed pursuant to Section 7 on the regularly scheduled Payment Date
10.Voting and Dividend Rights. Prior to the delivery of any shares of Stock covered by this Award, the Participant shall not have the right to vote or to receive any dividends with respect to such shares.
11.Transfer Restrictions. This Award and the Units are nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.
12.Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, any member of the Company Group that legally employs the employee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant or vesting of the Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items and payment on account obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of:
i.withholding from the Participant's wages or other cash compensation payable to the Participant by the Company or any member of the Company Group;
ii.withholding shares of Stock that otherwise would be issued to the Participant upon settlement of Units;
iii.withholding from proceeds of the sale of shares of Stock, through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization without further consent);
iv.requiring the Participant to make a payment in cash or by check;
v.any other method of withholding approved by the Company and to the extent required by applicable laws or the Plan, approved by the Committee; or
vi.and in each case, under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy; provided, however, that, unless otherwise determined by the Committee, if the Participant is a Section 16 officer of the Company under the Exchange Act, then the method of withholding (for Tax-Related Items other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which shares of Stock are issued upon settlement of the Units) shall be through a withholding of Shares under (ii) above.

(c)The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant's jurisdiction(s). In the event of over-withholding, the Participant may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or if not refunded by the Company, the Participant must seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares subject to the vested Units, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the shares of Stock or the proceeds from the sale of shares of Stock to the Participant if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
13.Miscellaneous. This Award Agreement, including these Terms and Conditions (a) shall be binding upon and inure to the benefit of any successor to the Company; and (b) may not be amended without the written consent of both the Company and the Participant. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President, Chief Purpose Officer of S&P Global Inc., or his or her delegate, which directly refers to these Terms and Conditions. No other modifications to the Terms and Conditions are valid under any circumstances. No contract or right of employment shall be implied by these Terms and Conditions. If this Award is assumed, or a new award is substituted therefore in any corporate reorganization, employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.
14.Application of Local Law. Notwithstanding Section 13, for any Non-U.S. Participant, this Award shall be governed by and construed according to all applicable laws, rules and regulations, and any special terms and conditions, of such Participant’s country of residence (and country of employment, if different), but limited to the extent required by local law. By accepting this Award Agreement, including these Terms and Conditions, any Non-U.S. Participant agrees to repatriate all payments attributable to shares of Stock acquired under the Plan in accordance with local foreign exchange rules and regulations in such Participant’s country of residence (and primary country of employment, if different). In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
15.Securities Law Requirements. Notwithstanding any provision of the Plan or this Award Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares of Stock issuable upon vesting of the Units prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the SEC or any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock. Further, the Participant agrees that the Company shall have unilateral authority to amend the Award Agreement without the Participant’s consent, to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock.
16.Public Offering. By accepting this Award Agreement, including these Terms and Conditions, any Non-U.S. Participant acknowledges and agrees that (a) the grant of this Award is not intended to be a public offering of securities in such Participant’s country of residence and/or country of employment; (b) the Company has not submitted any registration statement, prospectus or other filings with local securities authorities, unless otherwise required under applicable local law; and (c) the grant of this Award is not subject to the supervision of local securities authorities.
17.Pay Recovery. By accepting these Terms and Conditions, the Participant agrees and acknowledges that this Award shall be subject to the requirements of the Senior Executive Pay Recovery Policy of S&P Global or the S&P Ratings Services Pay Recovery Policy (as applicable, the “Policy”) and all shares of Stock or other amounts paid or payable to the Participant under or in respect of the Award shall, if applicable, be subject to recovery or other action pursuant to and as, and to the extent, provided by the applicable Policy (or any successor policy or requirement), as in effect from time to time.
18.Trading Policy. By accepting this Award Agreement, including these Terms and Conditions, the Participant agrees and acknowledges that this Award shall be subject to the requirements of the S&P Global Inc. Securities Disclosure Policy and the S&P Global Inc. Securities Trading Policy, each as in effect from time to time. In addition, the Participant acknowledges that the Participants country of residence (and country of employment, if different) may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan by acquiring or selling shares of Stock acquired under the Plan and that the Participant is solely responsible for complying with such laws or regulations.
19.Data Privacy. By accepting this Award Agreement, including these Terms and Conditions, the Participant agrees and acknowledges that employee information, including financial information, may be collected by the Company, subject to applicable local data protection and employment law and the S&P Global Inc. Participant Privacy Policy (as in effect from time to time), in connection with its administration of these policies or complying with regulatory requirements. By accepting this Award Agreement, including these Terms and Conditions, the Participant agrees to submit their personal data, including financial information, and consents to the collection, transfer, retention or otherwise processing of such data by the Company and/or a third party service provider that may not be located in the same jurisdiction as the Participant, subject to applicable local data protection and employment law.
20.No Impact on Other Benefits. Any payment pursuant to this Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company, and, except as the Committee may otherwise determine, shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
21.Section 409A. This Award is intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, and it shall be interpreted and construed in accordance with this intent. To the extent the period during which the payment of any Installment conditioned on the Participant’s execution of a release can be made commences in one calendar year and ends in the subsequent calendar year, such Installment shall be paid as soon as possible in the second calendar year.
22.Incorporation of Plan Provisions. This Award, including the Units and the shares of Stock, if any, to be issued hereunder, is made pursuant to the Plan and, except where specifically noted, the terms and conditions thereof are incorporated as if fully set forth herein. Any capitalized terms not otherwise defined herein shall have the meaning set forth for such terms in the Plan.
23.Governing Law and Venue. The grant of the Units and this Award Agreement shall be governed by the laws of the State of New York (U.S.A.), without giving effect to the conflict of law principles thereof. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of New York, County of New York, or the federal courts for the United States District Court for the Southern District of New York, and no other courts, where this Award of Units is made and/or to be performed.